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                     August 15, 2023

       Stanley Chan
       Chief Financial Officer
       Scientific Energy, Inc.
       Room K, 9F, Golden Dragon Centre
       105 Xian Xinghai Great Road
       Macau

                                                        Re: Scientific Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-50559

       Dear Stanley Chan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              William G. Hu, Esq.